Exhibit 99.1

CHIQUITA REITERATES VALUE OF THE CHIQUITA/FYFFES COMBINATION

Sets the Record Straight Regarding Inaccurate and Misleading Statements Made by Cutrale / Safra

CHARLOTTE, N.C., – October 21, 2014 – Chiquita Brands International, Inc. (NYSE:CQB) ("Chiquita"), today reiterated the value of Chiquita’s combination with Fyffes plc (ESM: FFY ID: AIM: FFY LN) (“Fyffes”) (the "Combination") and set the record straight regarding the inaccurate and misleading statements made by the Cutrale Group and the Safra Group (“Cutrale / Safra”) in an attempt to support its inadequate $14.00 per share offer to acquire Chiquita.

Edward F. Lonergan, President and Chief Executive Officer of Chiquita said, “Chiquita’s Board of Directors is solely focused on maximizing value for all Chiquita shareholders. In contrast, Cutrale / Safra appears only interested in acquiring Chiquita for the lowest possible price without adequately compensating Chiquita shareholders.”

CUTRALE / SAFRA CONTINUES TO IGNORE SIGNIFICANT PROGRESS MADE BY
CHIQUITA SINCE IMPLEMENTING ITS “RETURN TO THE CORE” STRATEGY

Since August 2012, Chiquita’s shareholders have benefitted from the actions taken by the Board and the management team.

•	Grown EBITDA 68.6% in 2013 versus 2012, and EBITDA is projected to grow (based on the mid-point) 18.6% in 2014 versus 2013.

•	Outperformed the market with its share price appreciating 105.3% from Chiquita’s closing price on August 7, 2012, when the Company announced its restructuring, to the closing price following the announcement of the proposed Fyffes merger on March 10, 2014.

In addition, Chiquita remains on track to achieve its 2014 EBITDA profit forecast, benefitting in the fourth quarter from balanced bananas supply and demand, the elimination of startup costs at its Midwest salads facilities and benefits from third quarter-deployed salads pricing actions.

CHIQUITA’S COMBINATION WITH FYFFES FURTHERS ITS “RETURN TO THE CORE”
STRATEGY AND CREATES SIGNIFICANT ADDITIONAL VALUE FOR SHAREHOLDERS

The strategic benefits of the Chiquita/Fyffes merger are clear and allow Chiquita shareholders to participate in the significant upside potential of the combined organization.

•	Combining Chiquita and Fyffes presents, in the view of Chiquita’s Board, a compelling opportunity for Chiquita shareholders to benefit from the companies’ complementary geographic, portfolio, sourcing and logistics operations.

•	Chiquita shareholders will share access to $62 million of Fyffes[1] EBITDA and share in $60 million of identified, third party reviewed synergies in the combined company with clear and actionable steps identified in each synergy area. Chiquita shareholders will also retain the option to sell ChiquitaFyffes at a premium in the future.

1 Mid-point of Fyffes profit forecast for 2014 plus LTM depreciation of €7.1 million.

•	Regulatory approvals have been obtained with zero net impact expected to the combined company’s financials or operations. This contrasts with Cutrale / Safra, who have insisted on the right to abandon its offer in the face of any regulatory challenge to Cutrale or Safra.

CUTRALE / SAFRA HAS NOT OFFERED CHIQUITA SHAREHOLDERS AN ADEQUATE PREMIUM OR PRICE

Contrary to its claims, Cutrale / Safra’s offer represents a:

•	9.4% premium to Chiquita’s closing price of $12.80 per share on October 20, 2014;

•	10.4% premium to $12.68 per share, Chiquita’s average trading price between the announcement of the Fyffes transaction and the Cutrale / Safra offer adjusted for the change in exchange ratio negotiated following the Cutrale / Safra offer; and

•	8.9% discount to $15.36 per share, Chiquita’s average trading price between the announcement of the Fyffes transaction and the Cutrale / Safra offer adjusted both for the change in exchange ratio and the increase in projected EBITDA.[2]

CUTRALE / SAFRA HAS MISCHARACTERIZED THE REPORT ISSUED BY
INSTITUTIONAL SHAREHOLDER SERVICES (“ISS”) RECOMMENDING IN FAVOR OF
CHIQUITAFYFFES IN ORDER TO ADVANCE ITS SELF-SERVING AGENDA

Cutrale / Safra materially misrepresents ISS’ analysis in an effort to mask its attempt to acquire Chiquita at an inadequate price. In its October 20, 2014 report, ISS:

•	Applies present value techniques by using a one-year forward EV/EBITDA multiple of 6.5x on projected 2016 EBITDA to derive a share price for ChiquitaFyffes as of December 2015, which ISS discounts back by one year to December 2014.

•	Reaches its revised recommendation “FOR” the Fyffes transaction after taking into account potential risks associated with achieving EBITDA projections disclosed in Chiquita’s proxy filings.

•	Identifies the fact that the Cutrale / Safra offer deprives Chiquita shareholders of any premium for giving up the ChiquitaFyffes opportunity.

Separately, Chiquita noted that ISS has changed its recommendation in favor of proposal 4, the amended omnibus stock plan, “in light of the revised lower share request and the company's commitment to maintain a more reasonable burn rate for the next three years.”*

Chiquita also notes the recommendation issued by Glass Lewis & Co. (“Glass Lewis”) in connection with the proposed ChiquitaFyffes transaction.

The Glass Lewis report fails to recognize the value of the Fyffes transaction and the improved terms negotiated by Chiquita’s Board. Specifically, Chiquita notes that in its October 20, 2014 report, Glass Lewis:

2 Consideration of $14.00 per share would only be received at closing rather than today.

•	Does not fairly take into account the revised exchange ratio and the incremental value from the improved EBITDA projections disclosed to the market since Cutrale / Safra’s original proposal.

•	Fails to recognize that operating as a stand-alone entity would result in Chiquita shareholders forgoing the synergistic value of the Fyffes transaction.

•	Does not recommend that Chiquita shareholders support a transaction with Cutrale / Safra.

CHIQUITA’S BOARD URGES SHAREHOLDERS TO FOLLOW THE RECOMMENDATIONS OF ISS AND EGAN-JONES
PROXY SERVICES (“EGAN JONES”) BY VOTING “FOR” THE PROPOSED TRANSACTION WITH FYFFES

Chiquita notes that two of the three leading proxy advisory firms, ISS and Egan Jones, have recommended that Chiquita shareholders vote “FOR” the combination with Fyffes.

Whether or not shareholders plan to attend the Special Meeting on October 24, 2014, the Board urges all shareholders to vote “FOR” the transaction and the other Chiquita proposals by signing, dating and returning the WHITE proxy card at each shareholder’s earliest convenience. Internet and telephone voting options are also available and easy to follow instructions may be found in the proxy. Shareholders can also vote for the ChiquitaFyffes transaction on the gold proxy card by marking the appropriate “FOR” boxes (proposals 1-5; Cutrale / Safra previously withdrew its proposal 6). The method by which shareholders vote does not limit shareholders right to vote in person at the special meeting. Shareholders with any questions or for assistance in submitting their proxy should contact Mackenzie Partners, toll-free at (800) 322-2885 or Alliance Advisors, LLC, toll-free at (855) 976-3330.

*Permission to use quotation from ISS report was neither sought nor obtained.

About Chiquita Brands International, Inc.

Chiquita Brands (NYSE:CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads and other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in nearly 70 countries worldwide. For more information, please visit www.chiquita.com.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed combination of Chiquita and Fyffes or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information Has Been Filed and Will Be Filed with the SEC

Regarding the transaction with Fyffes, ChiquitaFyffes Limited, a private limited company organized under the laws of Ireland ("ChiquitaFyffes") has filed with the SEC a registration statement on Form S-4 that includes a Proxy Statement that also constitutes a Prospectus of ChiquitaFyffes. The registration statement was declared effective by the SEC on July 25, 2014. The Form S-4 also includes the Scheme Circular and Explanatory Statement required to be sent to Fyffes shareholders for the purpose of seeking their approval of the combination. Each of Chiquita and Fyffes has completed mailing to their respective shareholders the definitive Proxy Statement/Prospectus/Scheme Circular in connection with the proposed combination of Chiquita and Fyffes and related transactions. ChiquitaFyffes has filed with the SEC a post-effective amendment to the registration statement on Form S-4 that includes a First Supplement to the Proxy Statement/Prospectus/Scheme Circular. The post-effective amendment to the registration statement on Form S-4 was declared effective by the SEC on October 8, 2014. Each of Chiquita and Fyffes has completed mailing the First Supplement to the Proxy Statement/Prospectus/Scheme Circular to each of the Chiquita shareholders that previously received the Proxy Statement/Prospectus and to each of the Fyffes shareholders who appears on the register of shareholders as of the date of the mailing. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR (INCLUDING THE SCHEME EXPLANATORY STATEMENT) , THE FIRST SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR AND OTHER RELEVANT DOCUMENTS (INCLUDING A SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR DESCRIBING THE REVISED TERMS FOR THE FYFFES TRANSACTION) FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHIQUITA, FYFFES, CHIQUITAFYFFES, THE COMBINATION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme), the First Supplement to the Proxy Statement/Prospectus/Scheme Circular and other documents filed with the SEC by ChiquitaFyffes, Chiquita and Fyffes through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme), the definitive First Supplement to the Proxy Statement/Prospectus/Scheme Circular and other documents filed by Chiquita, Fyffes and ChiquitaFyffes with the SEC by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or by calling (980) 636-5000, or by contacting Fyffes Investor Relations at c/o Seamus Keenan, Company Secretary, Fyffes, 29 North Anne Street, Dublin 7, Ireland or by calling + 353 1 887 2700.

Participants In The Solicitation

Chiquita, Fyffes, ChiquitaFyffes and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the combination. Information about the directors and executive officers of Fyffes is set forth in its Annual Report for the year ended December 31, 2013, which was published on April 11, 2014 and is available on the Fyffes website at www.fyffes.com. Information about the directors and executive officers of Chiquita is set forth in its Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 4, 2014 and its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 11, 2014. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive Proxy Statement/Prospectus/Scheme Circular and the First Supplement to the Proxy Statement/Prospectus/Scheme Circular described above that were mailed to shareholders and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

This communication contains certain statements that are "forward-looking statements." These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita and Fyffes, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting Chiquita and/or Fyffes or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; continued ability of Chiquita and Fyffes to access the capital and credit markets on commercially reasonable terms and comply with the terms of their debt instruments; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving Chiquita and/or Fyffes, as well as the legal fees and other costs incurred in connection with these items. Readers are cautioned that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Forward-looking statements relating to the combination involving Fyffes and Chiquita include, but are not limited to: statements about the benefits of the combination, including expected synergies and future financial and operating results; Fyffes and Chiquita's plans, objectives, expectations and intentions; the expected timing of completion of the combination; and other statements relating to the combination that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.

With respect to the combination, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite Fyffes and Chiquita shareholder approvals; the risk that a condition to closing of the combination may not be satisfied; the length of time necessary to consummate the combination; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the combination may not be fully realized or may take longer to realize than expected; disruption arising as consequence of the combination making it more difficult to maintain existing relationships or establish new relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; the ability of the combined company to retain and hire key personnel; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

These risks, as well as other risks associated with the combination, are more fully discussed in the Proxy Statement/Prospectus/Scheme Circular that is included in the Registration Statement on Form S-4 and the First Supplement to the Proxy Statement/Prospectus/Scheme Circular that is included in the post-effective amendment to the Registration Statement on Form S-4 that were filed with the SEC in connection with the combination and are contained in the definitive Proxy Statement/Prospectus/Scheme Circular and in the definitive First Supplement to the Proxy Statement/Prospectus/Scheme Circular that have been mailed to shareholders. Additional risks and uncertainties are identified and discussed in Chiquita's reports filed with the SEC and available at the SEC's website at www.sec.gov and in Fyffes reports filed with the Registrar of companies available at Fyffes website at www.fyffes.com. Forward-looking statements included in this document speak only as of the date of this document. Neither Chiquita nor Fyffes undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this communication.

No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Chiquita, or Fyffes or ChiquitaFyffes, as appropriate. No statement in this communication constitutes an asset valuation.

Statement Required by the Takeover Rules

The directors of Chiquita accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Chiquita (who have taken all reasonable care to ensure that such is the case), the information contained in this communication for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Chiquita Contacts:

Investors

Steve Himes

1 980-636-5636

shimes@chiquita.com

Media

Ed Loyd

1 980-636-5145

eloyd@chiquita.com

Kelly Sullivan, Averell Withers or Joe Berg

Joele Frank, Wilkinson Brimmer Katcher

1 212-355-4449